Exhibit 99.1

AITX to Host Investor Town Hall and RAD Technology Reveal

November 3rd Event to Showcase Solutions from AITX Subsidiaries RAD, RAD-M and RAD-G

Detroit, Michigan, September 26, 2023 -- Artificial Intelligence Technology Solutions, Inc., (OTCPK:AITX), today announced that it will host an Investor Town Hall and RAD Technology Reveal on Friday November 3, 2023. The event will be held at the Motor City Casino in Detroit, Michigan.

“I can’t believe it’s been nearly a year since we last opened our doors to the AITX community,” said Steve Reinharz, CEO of AITX. “Since the REX is incredibly busy building solutions for our clients, we’ve decided to host the event off campus. The Motor City Casino is a great location to hold the event, and if our attendees are watchful, they may just spot a ROSA or two on the premises”.

At the event, attendees can expect to see a live demonstration of RADDOG 3S, the purpose-built robot dog exclusively for the security services and #proptech industries. “What we previewed on FOX TV’s ‘Stars on Mars’ was just a small tease of all that RADDOG 3S is capable of. You’re going to want to be there, or tune in to the livestream,” Reinharz added.

Those interested in attending the AITX Investor Town Hall and RAD Technology Reveal can register online at tinyurl.com/2xv94nbw. For those unable to attend the event in person, it will be livestreamed on AITX’s YouTube channel www.youtube.com/aitxrad.

Additional details regarding the event will be released in the coming weeks. These may include specifics on the other technologies and solutions being demonstrated and ways for the attendees to get up close and personal with the solutions. Reinharz added, “Our beloved AITX community has come to expect big ‘ah-ha’ moments at these events. We’re pulling out all the stops once again to make sure this is a home run.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz